Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Charles Messman, Todd Kehrli
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 ir@mkr-group.com

SMSI Q1 2012 Earnings

Smith Micro Software Reports 2012 First Quarter Financial Results

Aliso Viejo, CA, May 2, 2012 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for its first quarter ended March 31, 2012.

“Revenues for the first quarter of 2012 were in line with expectations. Decreases in our connection manager revenues were offset by gains in our wireless backup and messaging product lines,” said William W. Smith Jr., President and CEO of Smith Micro Software. “We expect the first commercial launch of our data offload solution will slowly ramp in the second quarter, and anticipate significant volumes in early third quarter. This, along with several other carrier trials and new product agreements we are working to complete, should lead to improved financial results in the coming quarters.”

“Our operating expenses for the quarter are down 35 percent compared to the first quarter of last year. We continue to carefully balance a reduced cost structure with current revenue levels, though we believe investments in product innovation and development should increase future revenues.”

Mr. Smith concluded, “New solutions for mobile application management and the emerging Windows 8 platform are gaining strong interest in the market. Although we cannot predict with certainty when our new products will be deployed by carriers, we remain very positive about the Company’s short-term and long-term prospects as we expand our portfolio to meet the evolving needs of the wireless marketplace.”

Smith Micro reported revenue of $10.1 million for the first quarter ended March 31, 2012, compared to $17.8 million reported in the first quarter ended March 31, 2011.

First quarter gross profit on a GAAP basis was $7.9 million, compared to $14.0 million reported in the first quarter of 2011. On a non-GAAP basis (which excludes amortization of intangibles and stock compensation), first quarter gross profit was $7.9 million, compared to $15.3 million for the same quarter last year.

Smith Micro Software First Quarter 2012 Financial Results	Page 2 of 6

GAAP gross profit as a percentage of revenue was 78.3% for the first quarter of 2012, compared to 78.8% for the same quarter last year. Non-GAAP gross profit as a percentage of revenue was 78.3% for the first quarter of 2012, compared to 86.0% for the same quarter last year primarily due to our lower revenue.

GAAP net loss for the first quarter of 2012 was $9.7 million, or a loss of $0.27 per share, compared to GAAP net loss of $7.8 million, or $0.22 per share, for the first quarter of 2011.

Non-GAAP net loss (which excludes amortization of intangibles, stock compensation and non-cash tax expense) for the first quarter of 2012 was $5.3 million, or a loss of $0.15 per share, compared to a net loss of $4.7 million, or $0.13 per share, for the first quarter of 2011.

Total cash and cash equivalents and short-term investments at March 31, 2012 were $37.6 million.

Fully diluted weighted average common shares outstanding as of March 31, 2012 were 35.6 million compared to 35.3 million fully diluted weighted average common shares outstanding as of March 31, 2011.

The Company uses a non-GAAP reconciliation of gross profit, loss before provision for taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since amortization of intangibles from acquisitions, stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended March 31, 2012 was computed by using a tax rate of 37.7% using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Smith Micro Software First Quarter 2012 Financial Results	Page 3 of 6

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s first quarter 2012 results at 4:30 p.m. ET, May 2, 2012. To access the call dial (800) 762-8779 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.smithmicro.com in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software, Inc. provides software solutions that simplify, secure and enhance the mobile experience. Our portfolio of products and services spans Connectivity Management, Communications and Content Management solutions. Smith Micro’s solutions include client and server software applications used by the world’s leading wireless operators, device manufacturers and enterprises. For more information about Smith Micro Software (NASDAQ: SMSI), visit smithmicro.com.

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the company’s products and solutions, and the company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro, Mobile Network Director, and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software First Quarter 2012 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Amortization	Taxes	Non- GAAP
Three Months Ended 03/31/12:
Gross profit	$7,919	$4	$—	$—	$7,923
Loss before provision for taxes	($9,592)	$1,141	$—	$—	($8,451)
Net loss	($9,682)	$1,141	$—	$3,276	($5,265)
EPS-diluted	($0.27)	$0.03	$0.00	$0.09	($0.15)
Three Months Ended 03/31/11:
Gross profit	$14,015	$17	$1,260	$—	$15,292
Loss before provision for taxes	($12,969)	$3,009	$2,030	$—	($7,930)
Net loss	($7,753)	$3,009	$2,030	($2,028)	($4,742)
EPS-diluted	($0.22)	$0.09	$0.06	($0.06)	($0.13)

Smith Micro Software First Quarter 2012 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months Ended March 31, 2012 and 2011

(in thousands, except per share amounts)

	For the Three Months
	Ended March 31,
	2012	2011
	(unaudited)	(unaudited)
Revenues	$10,114	$17,791
Cost of revenues	2,195	3,776

Gross profit	7,919	14,015
Operating expenses:
Selling and marketing	4,592	8,362
Research and development	7,104	11,680
General and administrative	5,504	6,985
Restructuring expenses	334	—

Total operating expenses	17,534	27,027

Operating loss	(9,615)	(13,012)
Interest and other income, net	23	43

Loss before provision for income taxes	(9,592)	(12,969)
Provision for income tax expense (benefit)	90	(5,216)

Net loss	$(9,682)	$(7,753)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	40	7
Income tax expense related to items of other comprehensive income	6	3

Other comprehensive income, net of tax	34	4

Comprehensive loss	$(9,648)	$(7,749)

Loss per share:
Basic and diluted	$(0.27)	$(0.22)
Weighted average shares outstanding:
Basic and diluted	35,590	35,263

Smith Micro Software First Quarter 2012 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$16,167	$7,475
Short-term investments	21,410	38,497
Accounts receivable, net	8,531	8,525
Income tax receivable	7,941	8,293
Inventory, net	256	309
Prepaid and other assets	776	1,138
Deferred tax asset	8	8

Total current assets	55,089	64,245
Equipment & improvements, net	14,422	15,482
Other assets	219	214

TOTAL ASSETS	$69,730	$79,941

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,986	$3,181
Accrued liabilities	7,262	7,641
Deferred revenue	944	703

Total current liabilities	10,192	11,525
Long-term liabilities	3,408	3,546
Deferred tax liability	10	10

Total non-current liabilities	3,418	3,556
Stockholders’ Equity:
Common stock	36	36
Additional paid in capital	208,835	207,927
Accumulated comprehensive deficit	(152,751)	(143,103)

Total stockholders’ equity	56,120	64,860

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$69,730	$79,941